Exhibit 99.1

EDGEWATER TECHNOLOGY, INC.

200 Harvard Mill Square, Suite 210

Wakefield, Massachusetts 01880

November 5, 2015

BY E-MAIL AND OVERNIGHT MAIL

Lone Star Value Investors, LP

c/o Lone Star Value Management, LLC

53 Forest Avenue, 1st Floor

Old Greenwich, Connecticut 06870

Attn: Jeffrey E. Eberwein

Re: Notice of Proposed Action by Written Consent of Stockholders

Dear Mr. Eberwein:

Reference is hereby made to that certain letter, dated October 26, 2015, from Lone Star Value Investors, LP, a Delaware limited partnership (“Lone Star”), to Edgewater Technology, Inc., a Delaware corporation (the “Company”), delivering Lone Star’s Notice of Proposed Action by Written Consent of Stockholders (the “Lone Star Notice”).

As requested by Lone Star in the Lone Star Notice, and acting pursuant to Article I, Section 9 and Article V, Section 5 of the Company’s Amended and Restated By-laws (the “By-laws”) and Section 213 of the Delaware General Corporation Law (the “DGCL”), the Board of Directors of the Company, at a meeting duly held on November 5, 2015, has fixed the close of business on November 13, 2015 as the record date for purposes of determining the holders of record of the Company’s Common Stock, $0.01 par value per share, eligible to consent in writing pursuant to Article I, Section 9 of the By-laws and Section 228 of the DGCL with respect to the Consent of Stockholders of Edgewater Technology, Inc. to Action Without A Meeting dated October 26, 2015 and delivered to the Company by Lone Star on that date.

Very truly yours,

EDGEWATER TECHNOLOGY, INC.

By:	/s/ Timothy R. Oakes
Name:	Timothy R. Oakes
Title:	Chief Financial Officer, Treasurer and Corporate Secretary

cc:	Steve Wolosky, Esq., Olshan Frome Wolosky LLP

Aneliya S. Crawford, Esq., Olshan Frome Wolosky LLP

Additional Information

In connection with the consent solicitation initiated by Lone Star Value Investors, LP and certain affiliates (collectively, “Lone Star”), Edgewater Technology, Inc. (the “Company”) may file a consent revocation statement and other documents regarding the Lone Star proposals with the Securities and Exchange Commission (the “SEC”) and may mail a consent revocation statement and a consent revocation card to each stockholder of record entitled to deliver a written consent with respect to the Lone Star proposals. STOCKHOLDERS ARE ENCOURAGED TO READ ANY CONSENT REVOCATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The final consent revocation statement, if any, may be mailed to stockholders. Investors and stockholders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from Edgewater at its website, www.edgewater.com, or 200 Harvard Mill Square, Suite 210, Wakefield, Massachusetts 01880, Attention: Corporate Secretary.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of consent revocations in connection with the Lone Star proposals. Information concerning the Company’s participants is set forth in the proxy statement, dated April 22, 2015, for its 2015 Annual Meeting of Stockholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of the Company in any solicitation of consent revocations in connection with the Lone Star proposals and other relevant materials, if any, will be filed with the SEC when they become available.